Exhibit 99.1

DEFINITIONS OF SELECTED FINANCIAL TERMS

Return on Average Capital Employed

Net income (adjusted for interest expense and minority interest) divided by average capital employed. Capital employed is stockholders’ equity plus total debt plus capital lease obligations plus minority interests. Average capital employed is computed by averaging the sum of capital employed at the beginning and end of the year.

Return on Average Stockholders’ Equity

Net income divided by average stockholders’ equity. Average stockholders’ equity is computed by averaging the sum of the beginning-of-year and end-of-year balances.

Current Ratio

Current assets divided by current liabilities.

Interest Coverage Ratio

Income before income tax expense, cumulative effect of change in accounting principles and extraordinary items plus interest and debt expense and amortization of capitalized interest divided by before-tax interest costs.

Total Debt to Total Debt-Plus-Equity Ratio

Total debt, including capital lease obligations, divided by total debt plus stockholders’ equity.

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